EXHIBIT 99.1

SigmaTron International, Inc. Reports Third Quarter Financial Results for Fiscal 2018

ELK GROVE VILLAGE, Ill., March 14, 2018 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the third quarter ended January 31, 2018.

Revenues increased to $65.7 million for the third quarter of fiscal 2018 from $62.2 million for the same quarter in the prior year.  Net income for the quarter was $31,338 compared to a net loss of $47,852 for the same period in the prior year.  Basic and diluted earnings per share were each $0.01 for the quarter ended January 31, 2018, compared to basic and diluted loss per share each $0.01 for the same quarter in fiscal 2017.

For the nine months ended January 31, 2018, revenues increased to $209.9 million compared to $187.5 million for the same period in the prior year.  Net income for the nine month period ended January 31, 2018 was $1,150,335 compared to net income of $132,040 for the same period in the prior year.  Basic and diluted earnings per share for the nine months ended January 31, 2018, were each $0.27, compared to basic and diluted earnings per share each of $0.03 for the nine months ended January 31, 2017.

Commenting on SigmaTron’s third quarter, fiscal 2018 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, “I’m disappointed to report a small profit for the third quarter.  As stated in our second quarter press release we saw some slowing trends in revenue that negatively impacted our results.  This is the same thing we saw last year for the third quarter.  The third quarter has both the holiday period and companies evaluating their inventory levels while making adjustments to start the new year.  Making the situation worse was the fact that component shortages continued through the third quarter and will likely continue through the fourth quarter.  This has the dual effect of lowering revenue and increasing inventory as we wait for parts to arrive.  The component shortages have been driven by the overall stronger economy and increased emphasis on electric vehicles and server farms as well as cell phones.  It takes a significant period of time to increase semiconductor manufacturing capacity so we expect to continue to face headwinds in the component marketplace during much if not all of 2018.

On a positive note, the new programs that I referred to in our prior press release are beginning production and they will add additional revenue at reasonable margins going forward.  We continue to see more and more new opportunities from both current customers and prospective customers as overall the economy seems to be heading in a positive direction.”

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products.  SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note:  This press release contains forward-looking statements.  Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the current expectations of the Company.  Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially.  Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets and goodwill impairment testing; the variability of the Company’s customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2018	2017	2018	2017

Net sales	$65,733,723	$62,164,167	$209,917,090	$187,509,084

Cost of products sold	59,836,383	56,477,208	190,159,128	170,232,866

Gross profit	5,897,340	5,686,959	19,757,962	17,276,218

Selling and administrative expenses	5,637,680	5,353,020	17,192,099	16,268,296

Operating income	259,660	333,939	2,565,863	1,007,922

Other expense	375,532	244,903	949,436	665,412

(Loss) income from operations before income tax	(115,872)	89,036	1,616,427	342,510

Income tax (benefit) expense	(147,210)	136,888	466,092	210,470

Net income (loss)	$31,338	($47,852)	$1,150,335	$132,040

Net income (loss) per common share - basic	$0.01	($0.01)	$0.27	$0.03

Net income (loss) per common share - assuming dilution	$0.01	($0.01)	$0.27	$0.03

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,356,509	4,186,813	4,325,197	4,223,395

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2018	2017

Assets:

Current assets	$121,930,279	$109,031,913

Machinery and equipment-net	35,734,560	33,008,714

Deferred income taxes	282,979	236,087
Intangibles	3,885,676	4,213,235
Goodwill	3,222,899	3,222,899
Other assets	1,075,961	1,472,816

Total assets	$166,132,354	$151,185,664

Liabilities and stockholders' equity:

Current liabilities	$56,614,176	$55,611,214

Long-term obligations	46,316,022	33,702,305

Stockholders' equity	63,202,156	61,872,145

Total liabilities and stockholders' equity	$166,132,354	$151,185,664

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095